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eBay Inc.
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On March 27, the Company made available the following content at http://bettertogether.ebayinc.com/ :

Forrester Blog: Why eCommerce Needs A United eBay

Sucharita Mulpuru, vice president and principal analyst at Forrester says that “The eBay team may tout that eBay and PayPal are ‘better together’ but I’d argue that the entire eCommerce industry (at least here in the US) is better with them together too.” Read the blog post below:

One of the biggest recent stories in the eCommerce media has been the talk of splitting eBay and PayPal, which was driven by activist investor Carl Icahn.  eBay maintains Mr. Icahn’s idea is not new, and that eBay’s board has rejected the notion based on its own previous evaluations of the best strategic paths for PayPal and eBay, saying now is not the time for separation.

Icahn has backed off his proposal for a full spin-off, now agreeing that a relatively small public offering of PayPal shares, say 20% would be sufficient after all. (eBay’s shareholders will vote on the proposal themselves on May 13.)

For those of us in the eCommerce industry, there was largely a sense of head-scratching and general befuddlement as to why Mr. Icahn was targeting eBay and PayPal in the first place.  Everyone in our industry knows that eBay’s purchase of PayPal back in 2002 is largely regarded as a categorical homerun and a textbook example of synergy executed right.

At its heart, PayPal gives eBay buyers a frictionless and trustworthy way to complete a transaction (perhaps THE single most important moment of truth in the ecommerce)  and eBay remains PayPal’s most important retail partner, a source of continued customer acquisition around the world, insight into the world’s most engaged shoppers and a funding source for innovation in payments.   Those are the arguments on behalf of eBay shareholders, but the entire eCommerce industry in the US has an equally vested interest in keeping these two businesses together as the long-term impact on online retailers of a separate PayPal would be disastrous.

Here are three reasons why:

* eCommerce needs a strong eBay to defend itself against Amazon.

* eCommerce needs eBay and PayPal to help it understand mobile commerce.

* The payments landscape changes drastically if PayPal’s ownership changes.

The eBay team may tout that eBay and PayPal are “better together” but I’d argue that the entire eCommerce industry (at least here in the US) is better with them together too.